Exhibit 10.4

THIS INSTRUMENT PREPARED BY AND RETURN TO: JOHN A. TAYLOR, ESQUIRE Fassett, Anthony & Taylor, P. A. 1325 W. Colonial Drive Orlando, Florida 32804	Certified copy or original which has been sent to recording.
6096-3867 (kc)	Dated:	7/22/13

ASSIGNMENT OF LEASES, RENTS AND PROFITS

THIS ASSIGNMENT, made this 17th day of July, 2013, by CTD HOLDINGS, INC., a Florida corporation, and NANOSONIC PRODUCTS, INC., a Florida corporation, hereinafter called "Assignor", whose address is 14120 NW 126th Terrace, Alachua, FL 32615, in favor of REGIONS BANK, hereinafter called "Assignee", whose address is 111 N. Orange Avenue, Suite 600, Orlando, FL 32801,

WITNESSETH:

FOR VALUE RECEIVED, Assignor does hereby SELL, ASSIGN, TRANSFER, SET OVER and DELIVER to the Assignee, its successors and assigns, all leases written or oral, and all agreements for certain properties, called "said premises" situate in ALACHUA County, State of Florida, and more particularly described as follows:

A.	THE REAL PROPERTY DESCRIBED AS FOLLOWS:

SEE EXHIBIT "A" ATTACKED HERETO.

TOGETHER with any and all extensions and renewals thereof and any and all further leases, lettings or agreements (including subleases thereof and tenancies following attornment) upon or covering use or occupancy of all or any part of the said premises (all such leases, agreements, subleases and tenancies heretofore mentioned are hereinafter collectively included in the designation "said leases").

TOGETHER with any and all guarantees of lessee's performance under any of said leases, and

TOGETHER with the immediate and continuing right to collect and receive all of the rents, income, receipts, revenues, issues and profits now due or which may become due or to which Assignor may now or shall hereafter (including the period of redemption, if any) become entitled or may demand or claim, arising or issuing from or out of the said leases or from or out of the said premises or any part thereof, including but not by way of limitation: (a) minimum rents, additional rents, percentage rents, parking maintenance, tax and insurance contributions, deficiency rents and liquidated damages following default, the premium payable by any lessee upon the exercise of a cancellation privilege originally provided in any said lease, and any rights and claims of any kind which Assignor may have against any lessee under such leases or any subtenants or occupants of said premises (sometimes hereinafter .collectively referred to as "rents"); (b) payment for loss or damage, and rebate, refund or return of any premium, now or hereafter paid or payable under any policy of insurance covering the whole or any part of the premises (sometimes hereinafter referred to as "losses or rebates"); (c) sum or sums now due or hereafter to become due by reason of any taking of the whole or any part of the premises for public purposes, by right of eminent domain or otherwise, or by reason of any claim now or hereafter existing against any and all parties whomsoever for compensation for real or alleged harm or damage done to or in connection with the premises (sometimes hereinafter referred to as "damages"); and (d) abatement, rebate, refund or return, whether now or hereafter payable, of the whole or any part of any tax, assessment or other charge levied or assessed upon the whole or any part of the premises or furnishings whether heretofore or hereafter levied or assessed or that has been or hereafter is paid (sometimes hereinafter referred to as "abatements").

SUBJECT, however, to a license hereby granted by Assignee to Assignor, but limited as hereinafter provided, to collect and receive all of the said rents.

TO HAVE AND TO HOLD the same unto Assignee, its successors and Assigns forever, or for such shorter period as hereinafter may be indicated.

FOR THE PURPOSE OF SECURING the payment of the indebtedness evidenced by that certain Note dated July 17, 2013, in the principal sum of FIVE HUNDRED SEVENTY EIGHT THOUSAND NINE HUNDRED EIGHTY EIGHT AND NO/100 DOLLARS ($578,988.00) made by Assignor payable to the order of Mortgagee and presently held by Assignee, including any extensions and renewals thereof and any note or notes supplemental thereto, as well as the payment, observance, performance and discharge of all other obligations, covenants, conditions and warranties contained in all instruments securing repayment of said Note and bearing even date therewith, and in any extensions, supplements and consolidations thereof, covering the said premises, and securing the said Note (hereinafter collectively called "Loan Documents").

Assignor irrevocably constitutes and appoints Assignee as its lawful attorney in its name and stead upon the occurrence of an event of default: (a) to collect any and all of the said rents, lessor rebates, damages and/or abatements; (b) to use such measures, legal or equitable, as in its discretion may be deemed necessary or appropriate to enforce the payment of said rents, losses or rebates, damages, abatements and/or any security given in connection therewith; (c) to secure and maintain the use and/or possession of the premises and/or any part of either; (d) to fill any and all vacancies and to rent, lease and/or let the premises and/or any part thereof at its discretion; (e) to order, purchase, cancel, modify, amend and/or in any and all ways control and deal with any and all policies of insurance of any and all kinds now or hereafter on or in connection with the whole or any part of the premises at its discretion and to adjust any loss or damage thereunder and/or to bring suit at law or in equity therefor and to execute and/or render any and all instruments deemed by Assignee to be necessary or appropriate in connection therewith, (f) to adjust, bring suit at law or in equity for, settle or otherwise deal with any taking of any or all of the premises for public purposes as, aforesaid or any claim for real or alleged harm or damage as aforesaid and to execute and/or render any and all instruments deemed by Assignee to be necessary or appropriate in connection therewith, and (g) to adjust, settle or otherwise deal with any abatements and to execute and/or render any and all instruments deemed by Assignee to be necessary or appropriate in connection therewith; hereby granting full power and authority to Assignee to use and apply said rents, losses or rebates, damages and/or abatements to the payment of any taxes, assessments and charges of any nature whatsoever that may be levied or assessed in connection with the premises, to the payment of premiums on such policies of insurance on or in connection with the whole or any part of the premises as may be deemed advisable by Assignee, to the payment of any and all indebtedness, liability or interest of the undersigned and/or those secured by the Loan Documents, whether now existing or hereafter to exist, to the payment of all expenses in the care and management of the premises, including such repairs, alterations, additions and/or improvements to the premises or any part thereof, as may be deemed necessary or advisable by Assignee, to the payment of reasonable attorneys' fees, court costs, labor, charge and/or expenses incurred in connection with any and all things which Assignee may do or cause to be done by virtue hereof, and to the payment of such interest on the indebtedness or on any of the foregoing, if any, as may be deemed necessary or advisable by Assignee; also upon the occurrence of an event of default, hereby granting to Assignee full power and authority to make contracts for the care and management of the whole or any part of the premises in such form and providing for such compensation as may be deemed advisable by Assignee, and for the performance or execution of any or all of these presents, to constitute, appoint, authorize and in its place and stead put and substitute one attorney or attorneys, and/or the same at its pleasure again to revoke, and to do, execute, perform and finish for Assignor and in Assignor's name all and singular those things which shall be necessary or advisable in and about, for, touching or concerning these presents or the premises as thoroughly, amply and fully as Assignor could do concerning the same, being personally present, and whatsoever Assignor's said attorney or its substitute or substitutes shall do or cause to be done in, about or concerning these presents or the premises or furnishings or any part of any of them. Assignor hereby ratifies and confirms; and also hereby granting to Assignee full power and authority to exercise at any and all times each and every right, privilege and power herein granted, without notice to Assignor. TO PROTECT THE SECURITY OF THIS ASSIGNMENT, IT IS COVENANTED AND AGREED THAT:

1. Assignor represents and warrants: That Assignor is the owner in fee simple absolute of the said premises and has good title to the leases and rents hereby assigned and good right to assign the same, and that no other person, firm or corporation has any right, title or interest therein; that Assignor has duly and punctually performed all and singular the terms, covenants and warranties of the existing leases on Assignor's part to be kept, observed and performed; that Assignor has not previously sold, assigned, transferred, mortgaged or pledged the said rents from said premises, whether now due or hereafter to become due; that any of said rents due and issuing from said premises or from any part thereof for any period subsequent to the date hereof have not been collected and that payment of any of same has not otherwise been anticipated, waived, released, discounted, set off or otherwise discharged or compromised; that Assignor has not received any funds or deposits from any lessee in excess of two months' rent for which credit has not already been made on account of accrued rents; and that the lessee under any existing lease is not in default of any of the terms thereof.

2. The terms of the aforesaid leases will not be altered, modified or changed, nor will said leases be surrendered or canceled, nor will any proceedings for the dispossession or eviction of any lessee under said leases be instituted, without the prior written consent of Assignee, which consent shall not be unreasonably withheld.

3. No request will be made of any lessee to pay any rent, and no rent will be accepted, in advance of the dates upon which such rent becomes due and payable under the terms of the above-mentioned leases, it being agreed between Assignor and lessees that rent shall be paid as provided in said leases and not otherwise.

4. Assignee grants to Assignor a license to collect and retain the rents under the said leases and the right to enforce the collection thereof by appropriate action or proceedings unless and until there is a default in the performance or observance of the terms or conditions of the Loan Documents; Assignee reserves the right to enforce the collection thereof by any appropriate action or proceeding brought in the name of Assignor after such default.

5. Upon default under the terms of said Loan Documents or of this Assignment, or at any time after such default, Assignee, its successors or assigns, at its or their option and without further consent thereto by Assignor or any subsequent owner of said premises, may enter in and upon said premises and take possession thereof, and to collect the rents and profits thereof, and do every act and thing that such Assignor or any subsequent owner of said premises and take possession thereof, and collect the rents and profits thereof, and do every act and thing that such Assignor or any subsequent owner of said premises might or could do.

6. Upon curing all defaults Assignor, its successors or assigns, shall again be entitled to collect and retain the rents under the aforesaid lease or leases.

7. Upon payment of all indebtedness evidenced and secured by the Loan Documents this assignment shall be rendered null and void and the said lease or leases shall be reassigned to the then owner in fee of said premises or to such person or persons as said owner may direct by written notice.

8. Assignee shall not be responsible for the control, care or management of said premises, nor for carrying out any of the terms and conditions of said leases, nor for any waste committed or permitted on the premises by any lessee nor shall the Assignee be liable by reason of any dangerous or defective condition.

9. Assignee shall not in any way be responsible for failure to do any or all of the things for which rights, interests, power and/or authority are herein granted it; and Assignee shall be liable only for such cash as it actually receives under the terms hereof, provided, however, that failure of Assignee to do any of the things or exercise any of the rights, interests, powers and/or authorities hereunder shall not be construed to be a waiver of any of the rights, interests, powers or authorities hereby assigned and granted to Assignee.

10. Assignor will execute upon the request of Assignee any and all instruments requested by Assignee to carry these presents into effect or to accomplish any other purpose deemed by Assignee to be necessary or appropriate in connection with these presents or the premises.

11. These presents shall in no way operate to prevent Assignee from pursuing any remedy which it now or hereafter may have because of any present or future breach of the terms or conditions of the Loan Documents or any extension thereof.

12. Assignor does further specifically authorize and instruct each and every present and future lessee of the whole or any part of said premises to pay all unpaid rental agreed upon in each tenancy to Assignee upon receipt of demand from Assignee to so pay the same.

13. The terms, covenants, conditions and warranties contained herein and the powers granted hereby shall run with the land, shall inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, successors and assigns, and all lessees, subtenants and assigns of same, and all occupants and subsequent owners of the said premises, and all subsequent holders of the said Loan Documents.

IN WITNESS WHEREOF, the Assignor has caused these presents to be executed under seal as of the day and year first hereinabove set forth.

Signed, sealed and delivered	CTD HOLDINGS, INC.
in the presence of:	a Florida Corporation

/s/ Adam J. Lombardo	/s/ Jeffrey Lynne Tate
Print Name: Adam J. Lombardo	JEFFREY LYNNE TATE, President

NANOSONIC PRODUCTS, INC.,
a Florida corporation

/s/ Jeffrey Lynne Tate
/s/ Katherine R. Cook	JEFFREY LYNNE TATE, President
Print Name: Katherine R. Cook

STATE OF FLORIDA
COUNTY OF ALACHUA

Before me, this 17th day of July, 2013, the undersigned authority, personally appeared JEFFREY LYNNE TATE, as President of CTD HOLDINGS, INC., a Florida corporation, and as President of NANOSONIC PRODUCTS, INC., a Florida corporation, who acknowledged before me that he executed the above Assignment of Leases, Rents, and Profits. He has provided his driver's license as identification.

/s/ Katherine R. Cook
Notary Public

My commission expires:

EXHIBIT "A"

A portion of the Northwest 1/4 of the Northeast 1/4 of Section 23, Township 8 South, Range 18 East, Alachua County, Florida, being more particularly described as follows:

Commence at the Southeast corner of said Northwest 1/4 of the Northeast 1/4 and run thence South 89°09'48" West, along the South boundary of said Northwest 1/4 of Northeast 1/4 40.00 feet; thence North 01°3503" West, parallel to the East boundary of said Northwest 1/4 of Northeast 1/4 1332.93 feet to the North boundary of said Northwest 1/4 of Northeast 1/4 and the Point of Beginning; thence South 89°21'32" West, along said North boundary 392.49 feet; thence South 01°35'03" East, parallel to said East boundary, 222.67 feet; thence North 89°09'48" East, parallel to the South boundary of said Northwest 1/4 of Northeast 1/4, a distance of 392.47 feet; thence North 01°35'03" West, parallel to said East boundary 221.33 feet to the Point of Beginning.